Exhibit 10.30

Employment Agreement

This Employment Agreement (the “Agreement”) is made as of July 21, 2021 (the “Effective Date”), by and between Rockwell Medical, Inc., a Delaware corporation (the “Company”), and Megan C. Timmins (“Executive”), subject to the terms and conditions defined in this Agreement.
WHEREAS, the Company and Executive desire the Executive be employed by the Company to act as the Company’s SVP, General Counsel and Secretary and member of the Company’s Senior Leadership Team, subject to the terms and conditions set forth in this Agreement and such policies and procedures as the Company may from time to time implement and that are provided to the Executive;
NOW, THEREFORE, in consideration of the covenants contained herein, and for other valuable consideration, the Company and Executive hereby agree as follows:
1.Certain Definitions. Certain definitions used herein shall have the meanings set forth on Exhibit A attached hereto.
2.Executive’s Duties and Obligations.
(a)Duties; Start Date. Executive shall serve as the Company’s SVP, General Counsel and Secretary effective on August 16, 2021, or such other mutually agreeable date (such date being referred to herein as the “Commencement Date”). Executive shall report to the President and Chief Executive Officer of the Company (“CEO”). Executive shall have those duties and responsibilities customarily associated with the position of SVP, General Counsel and Secretary of a public-traded company of the size and nature of the Company, and such other additional duties and responsibilities consistent with Executive’s position as may, from time to time, be assigned to Executive by the CEO or the board of directors of the Company (the “Board”).
(b)At-Will Employment. Executive’s employment shall be on an at-will basis, meaning that either party may terminate this employment arrangement at any time and without cause. The term of this Agreement shall be from the Effective Date through the applicable date of termination (the “Term”). On the date of termination of employment, Executive acknowledges that she shall immediately be deemed to have resigned all employment and related job duties and responsibilities with the Company, including, without limitation, any positions on any Company committees or other similar positions of an affiliated company. Executive agrees to sign all reasonable documentation evidencing the foregoing as may be presented to Executive for signature by the Company.
(c)Confidential Information and Inventions Matters. In consideration of the covenants contained herein, Executive has executed and agrees to be bound by the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement (the “Confidentiality Agreement”), in the form attached to this Agreement as Exhibit B. Executive shall comply in all material respects at all times with the terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. In the event that Executive breaches any provisions of this Agreement or the Confidentiality Agreement, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained therein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Agreement or the Confidentiality Agreement, Executive shall not assert as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.
(d)Location of Office. Executive’s primary office location will be her home office, which is currently in Newton Square, Pennsylvania.
3.Devotion of Time to Company’s Business.
(a)Full-Time Efforts. During Executive’s employment with the Company, Executive shall devote substantially all of Executive’s business time, attention and efforts to the proper performance of Executive’s duties and obligations hereunder.
(b)No Other Employment. During Executive’s employment with the Company, Executive shall not, except as otherwise provided herein, directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO; provided, however, that it shall not be a violation or breach of this Agreement for Executive to (i) accept speaking or presentation engagements in exchange for honoraria; (ii) serve on boards of charitable organizations or participate in charitable, educational, religious or civic activities; (iii) attend to her and her family’s personal affairs; or (iv) own no more than three percent (3%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, so long as such activities are not adverse to the Company’s interests and do not materially interfere with the performance of Executive’s duties hereunder.
4.Compensation and Benefits.
(a)Base Compensation. During the Term, the Company shall pay to Executive base annual compensation (“Base Salary”) of $400,000 (with $15,384.62 paid to Executive on a bi- weekly basis), payable in accordance with the Company’s regular payroll practices and less all required withholdings benefits as hereinafter set forth in this Section 4. Executive’s Base Salary shall be reviewed annually and may be increased based on an assessment of Executive’s performance, the performance of the Company, inflation, the then prevailing salary scales for comparable positions and other relevant factors; provided, however, that any increase in Base Salary shall be solely within the discretion of the Compensation Committee of the Company’s Board. Executive’s Base Salary may not be subject to reduction from the level set forth above or such later increased level as determined by the Compensation Committee, unless pursuant to a salary reduction program of general application to senior executives of the Company, provided that, unless agreed to in writing by Executive, the percentage reduction of Executive’s Base Salary shall not be greater than the percentage reduction applied to any other senior executive of the Company.
(i)Annual Bonus. During the Term and commencing in 2021, Executive shall be eligible for year-end bonuses, which shall be paid in cash (any such bonus an “Annual Bonus”),

in a target amount equal to 40% of Executive’s Base Salary, as then in effect (the “Target Bonus”), as may be awarded pursuant to any annual executive bonus plan and related performance goals established by the CEO and the achievement of corporate goals approved solely at the discretion of the Compensation Committee of the Board. Any such Annual Bonus shall contain such rights and features as are typically afforded to other senior executives of the Company. To be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date such bonuses are paid. Executive’s Annual Bonus shall be pro-rated for 2021, in accordance with Executive’s Commencement Date.
(b)Long-Term Incentive Grants. As of the Commencement Date, the Executive will eligible to participate in the Company’s Amended and Restated 2018 Long Term Incentive Plan (the “Plan”). Such awards will be subject in all respects to the terms and conditions of the Plan and the forms of award agreement adopted by the Board for use thereunder.
(i)Initial Option Grant. On the Commencement Date, as a material inducement to Executive agreeing to join the Company, Executive shall be awarded an option to purchase up to 350,000 shares of common stock (the “Option”). The Option will have an exercise price equal to the closing price of the Company’s common stock on the Commencement Date and will vest and become exercisable as follows: (1) 175,000 will vest and become exercisable on the second anniversary of the Commencement Date; and (2) the remaining 175,000 will vest and become exercisable on the fourth anniversary of the Commencement Date, subject to the Executive’s continued service through each applicable vesting date. The terms and conditions of the Option will also be subject to the applicable award agreement, provided that the Option shall be issued outside of the Company’s shareholder-approved equity incentive plans, as permitted under applicable Nasdaq rules.
(ii)Annual Equity Grants. During the Term, Executive shall be eligible to receive annual long-term incentive grants consistent with similar practices for the Company’s senior executives, which may be paid in either cash or equity, or both (any such grants a “Long- Term Incentive Grant”), as may be awarded solely at the discretion of the Compensation Committee of the Board; provided that the Compensation Committee shall be under no obligation whatsoever to grant such discretionary Long-Term Incentive Grants. Any Long-Term Incentive Grants issued to Executive shall be governed by the Company’s then-applicable long-term incentive plan(s) and any long-term incentive grant agreement(s) under the then applicable long-term incentive plan(s) under which they are issued.
(c)Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, programs and arrangements (health, dental, disability, 401k, etc.) made available generally to the Company’s senior executives or to its employees on substantially the same basis that such benefits are provided to such senior executives; provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any particular plans, programs or arrangements.
(d)Vacations. During the Term, Executive shall be entitled to 20 days paid time off (“PTO”) days, to be earned ratably throughout the year starting on the Commencement Date. PTO days may be only carried from one year to the next in accordance with the Company PTO policy, provided that the Executive shall not be entitled to carry forward into the following year a balance of more than 10 PTO days.
(e)Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company shall reimburse Executive for all reasonable expenses, in accordance with and subject to the applicable policies and procedures of the Company. In addition, the Company shall promptly reimburse the Executive for all reasonable legal fees incurred by Executive in connection with the review, negotiation, drafting and execution of this Agreement, up to a cap of $5,000.
5.Termination of Employment.
(a)Termination by the Company for Cause or Termination by Executive without Good Reason, Death or Disability.
(i)In the event of a termination of Executive’s employment by the Company for Cause, a termination by Executive without Good Reason, or in the event this Agreement terminates by reason of the death or Disability of Executive, Executive shall be entitled to any unpaid compensation accrued through the last day of Executive’s employment, a lump sum payment in respect of all accrued but unused PTO days at Executive’s Base Salary in effect on the date such PTO was earned, and payment of any other amounts owing to Executive but not yet paid, less any amounts owed by Executive to the Company (the “Accrued Amounts”). Executive shall not be entitled to receive any other compensation or benefits from the Company whatsoever (except as provided below and as and to the extent the continuation of certain benefits is required by law).
(ii)In the case of a termination due to death or Disability, notwithstanding any provision to the contrary in any stock option, restricted stock or other equity award agreement between the Company and Executive, (x) all shares underlying Executive’s time-based outstanding equity awards, including all options that are time-based awards (as opposed to performance-based) to acquire Company stock held by Executive (the “Time-Based Awards”) shall accelerate and become fully vested upon the Date of Termination and shall thereupon remain fully exercisable until the earlier of (i) one (1) year from date of termination due to death or Disability or (ii) the expiration of their stated terms.
(b)Termination by the Company without Cause or by Executive for Good Reason. If
(x) Executive’s employment is terminated by the Company other than for Cause, death or Disability (i.e., without Cause) or (y) Executive terminates employment with Good Reason, then Executive will receive the Accrued Amounts and, on the condition that the Executive signs a separation agreement containing a release of claims in the form attached as Exhibit C hereto (subject to any changes required by applicable law), which such release becomes final, binding and irrevocable within 30 days after the Date of Termination (or such longer period of time as required by applicable law), the Executive shall also be entitled to receive the following from the Company:
(i)An amount equal to the Executive’s annualized Base Salary then in effect; payable in equal installments in accordance with the Company’s regular payroll schedule, from the Date of Termination to the date that is 12 months after the Date of Termination (the “Severance

Period”); provided, however, that each installment payable before the release becomes final, binding and irrevocable shall not be paid to the Executive until such release becomes final, binding and irrevocable (at which time all such amounts that would have been paid but for the delay described in this clause (i) shall be paid); provided further, however, that if the time period for the release to be executed and become irrevocable spans two calendar years, the installment payments due once the release becomes final, binding and irrevocable shall be paid no earlier than January 1 of the later calendar year;
(ii)During the Severance Period, if Executive elects to continue Company medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the out-of-pocket cost of continuing medical benefits, on the same terms and conditions as such benefits are provided to active employees of the Company, for up to 12 months. The Company’s obligation under this Section 5(b)(ii) shall terminate or be reduced to the extent that substantially similar coverage is provided by a subsequent employer.
(iii)Subject to the release becoming final, binding and irrevocable, notwithstanding any provision to the contrary in any stock option or restricted stock or other equity award agreement between the Company and the Executive, the Time-Based Awards shall continue to vest over the Severance Period and all vested stock options to acquire Company stock and all other similar vested equity awards held by the Executive as of the Date of Termination shall continue to be exercisable for a period of one year from the Date of Termination, or, if earlier, until the ultimate expiration date of such awards; and
(iv)Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or the Confidentiality Agreement during the Severance Period (or the period applicable to such obligation, if shorter or longer), and such breach is not cured within ten business days after receipt from the Company of notice thereof, then the Company’s continuing obligations under this Section 5(b) shall cease as of the date of the breach and the Executive shall be entitled to no further payments or benefits hereunder.
(c)Termination in connection with a Change of Control. In the event of a Change of Control, if Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason during the Effective Period, then Executive shall be entitled to receive the following from the Company:
(i)The Accrued Amounts;
(ii)Within 10 days after the Date of Termination, a lump sum cash payment equal to the Target Bonus, multiplied by the fraction obtained by dividing the number of days Executive was employed during the calendar year in which the Date of Termination occurs by 365;
(iii)Within 10 days after the Date of Termination, a lump sum cash payment in an amount equal to 1.5 times the Executive’s annual Base Salary then in effect (as determined without regard to any reduction in such Base Salary constituting Good Reason); provided, however, that if Executive’s employment is terminated prior to the consummation of a Change of Control but under circumstances that would cause the Change of Control Date to precede the date that the Change of Control is consummated, such amount will be paid in equal installments in accordance with the Company’s regular payroll schedule over the Benefit Period (defined below), subject to all remaining installments being paid in a lump sum on the date on which the Change of Control is consummated;
(iv)If Executive elects to continue Company medical benefits under COBRA, for a period of 12 months following the Date of Termination (the “Benefit Period”), the Company shall reimburse the Executive for the out-of-pocket cost of continuing medical benefits for such period on the same terms and conditions as such benefits are provided to active employees of the Company. The Company’s obligation under this Section 5(c)(iv) shall terminate or be reduced to the extent that substantially similar coverage is provided by a subsequent employer.;
(v)Notwithstanding any provision to the contrary in any stock option, restricted stock or other equity award agreement between the Company and Executive, all shares underlying Executive’s Time-Based Awards shall accelerate and become fully vested upon the Date of Termination and all restrictions thereon shall be lifted in accordance with the terms of the stock option or other award agreements evidencing such Time-Based Awards, and all such exercisable time-based stock options shall continue to be exercisable for the remainder of their stated terms; and
(vi)Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or Executive’s Confidentiality Agreement during the Benefits Period, and such breach is not cured within ten business days after receipt from the Company of notice thereof, then the Company’s continuing obligations under this Section 5(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments or benefits hereunder.
6.Notice of Termination.
(a)Any termination of Executive’s employment by the Company for Cause, or by Executive for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10. For purposes of this Agreement, “Notice of Termination” means a written notice which: (i) is given at least 10 days prior to the Date of Termination (at least 30 days in the case of Notice of Termination given by Executive for Good Reason, following the notice and cure period set forth below in the definition of Good Reason);
(ii) indicates the specific termination provision in this Agreement relied upon; (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iv) specifies the employment termination date.
(b)A termination of employment of Executive will not be deemed to be for Good Reason unless Executive gives the Notice of Termination provided for herein within 30 days after Executive has actual knowledge of the act or omission of the Company constituting such Good Reason and Executive gives the Company a 30-day cure period to rectify or correct the condition or event that constitutes Good Reason and Executive delivers final Notice of Termination within 30 days of the date that Company’s failure to cure deadline has expired, which final Notice of

Termination must specify a Date of Termination of no later than 30 days after the final Notice of Termination is provided.
7. Mitigation of Damages. Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. Except as otherwise provided in Sections 5(b)(ii) and 5(c)(iv), the amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of self-employment or employment by another employer or otherwise.
8.Excess Parachute Excise Tax.
(a)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive to the extent permitted under Code Section 409A, the Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code.
(b)All determinations required to be made under this Section 8, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

9.Legal Fees. Each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.
10.Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, upon confirmation of a facsimile or email transmission or upon receipt when mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Company:
Rockwell Medical, Inc. 30142 S. Wixom Rd.
Wixom, MI 48393
Attn: President and Chief Executive Officer if to Executive:
The address on file with the records of the Company
Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
11.Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.
12.Entire Agreement. This Agreement, together with Exhibit A and the Confidentiality Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements, written or oral, with respect thereto.
13.Arbitration.
(a)If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement or any dispute or claim between Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked ‘Arbitration Demand.’ Such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 13. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.
(b)The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 13 in order to assert such counterclaim(s).
(d)The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in New York, New York or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a 60-day period. In addition, the following rules and procedures shall apply to the arbitration:
(i)The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 13.
(ii)The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.
(iii)The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.
(iv)The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 13, and the costs of the arbitrator(s) shall be equally divided between the parties.
(v)Except as provided in the last sentence of Section 13(a), the provisions of this Section 13 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 13 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.
14.Miscellaneous.
(a)Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Delaware without regard to the application of choice- of-law rules.
(b)Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(c)Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
(d)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.
(e)Successors and Assigns. Except as provided in Section 14(d) in the case of the Company, or to the Beneficiary in the case of the death of Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.
(f)Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.
(g)Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the termination of the Term shall survive such termination.
(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document. Signatures to this Agreement may be delivered by any electronic means.
15.Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(a)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder and not exempt from Code Section 409A as a short-term deferral or otherwise that is payable due to Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s separation from service, and (ii) the date of Executive’s death. On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 15(a) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due to Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(b)To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Any tax gross-ups provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which the taxes subject to gross-up are incurred or paid by Executive.
(c)If any amount under this Agreement is to be paid in two or more installments, for purposes of Code Section 409A each installment shall be treated as a separate payment.
16.Indemnification. During Executive’s employment, the Company shall maintain directors’ and officers’ liability insurance that is applicable to Executive. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance prior to or after the Commencement Date (and within the scope of her employment) as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by applicable corporate law and, to the extent more favorable, to the maximum extent permitted under the Company’s Certificate of Incorporation and By-Laws. On the Commencement Date, the Company shall execute and deliver to Executive an Indemnification Agreement, in the form adopted by the Board, pursuant to which the Company agrees to indemnify Executive and advance defense costs and expenses. The rights under this Section 16 shall in all cases be on terms no less favorable to Executive than to other senior executives of the Company and shall survive the termination of employment until the expiration of the applicable statute of limitations.
17.Executive Acknowledgement. Executive hereby acknowledges that Executive has read and understands the provisions of this Agreement, that Executive has been given the opportunity for Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, and that Executive has received a copy of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the Effective Date.

ROCKWELL MEDICAL, INC.

By: /s/ Russell H. Ellison, MD     Name: Russell H. Ellison, MD
Title: President & CEO

EXECUTIVE

/s/ Megan C. Timmins
Megan C. Timmins    Date July 29, 2021

EXHIBIT A
(a)“Beneficiary” means any individual, trust or other entity named by Executive to receive the payments and benefits payable hereunder in the event of the death of
Executive. Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the General Counsel or Secretary of the Company. Executive may change her designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form. If a Beneficiary has not been designated by Executive, or if no designated Beneficiary survives Executive, then the payment and benefits provided under this Agreement, if any, will be paid to Executive’s estate, which shall be deemed to be Executive’s Beneficiary.
(b)“Cause” means: (i) Executive’s material breach of this Agreement or any other material policy of the Company, in each instance only after a written demand to cure such breach is delivered to Executive setting forth in reasonable detail the circumstances of such breach and Executive fails to cure such breach (if it reasonably can be cured) within the thirty (30) day period following her receipt of such written notice; (ii) Executive’s continued willful neglect of Executive’s duties with the Company or willful failure to comply with an express lawful written directive relating to Executive’s duties (other than as a result of Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive, which specifically identifies the manner in which the Company believes that Executive has neglected her duties or failed to comply with a lawful directive and Executive fails to comply with such written demand within the thirty (30) day period following its receipt; (iii) any material act of dishonesty, or any act of misappropriation, embezzlement, fraud or similar conduct involving the Company or any of its affiliates; (iv) the conviction of or the plea of nolo contendere or the equivalent by Executive of a felony or other crime involving moral turpitude; or (v) Executive’s engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. No act or failure to act by Executive shall be considered “willful” unless it is done or omitted to be done by Executive in bad faith and without reasonable belief that she was acting in the best interests of the Company.
(c)“Change of Control” means a “Change in Control” as defined in the Plan.
(d)“Change of Control Date” means any date after the date hereof on which a Change of Control occurs; provided, however, that if a Change of Control occurs and if
Executive’s employment with the Company is terminated or an event constituting Good Reason (as defined below) occurs prior to the Change of Control, and if it is reasonably demonstrated by Executive that such termination or event: (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or in anticipation of the Change of Control then, for all purposes of this Agreement, the Change of Control Date shall mean the date immediately prior to the date of such termination or event.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)“Date of Termination” means the date specified in a Notice of Termination pursuant to Section 6 hereof, or Executive’s last date as an active employee of the Company before a termination of employment due to death, Disability or other reason, as the case may be.
(g)“Disability” means a mental or physical condition that renders Executive substantially incapable of performing her duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for three or more consecutive months or for a total of six months during any 12 consecutive months; provided, that during such period the Company shall give Executive at least 30 days’ written notice that it considers the time period for disability to be running.
(h)“Effective Period” means the period beginning on the Change of Control Date and ending 18 months after the date of the related Change of Control.
(i)“Good Reason” means, subject to the notice and cure provisions set forth in Section 6(b), and unless Executive has consented in writing thereto, the occurrence of any of the following: (i) the assignment to Executive of any duties materially inconsistent with Executive’s position under this Agreement, including any material change in status, title, authority, reporting, duties or responsibilities, or other action which results in a material diminution in Executive’s authorities, duties, responsibilities or reporting; (ii) a reduction in Executive’s Base Salary by the Company of more than 5%, unless such reduction is made proportionately in connection with broader salary reductions among all of the Company’s executive officers; (iii) the relocation of Executive’s principal work location of more than 30 miles; or (iv) the Company’s material breach of this Agreement or any other material written agreement between the Company and Executive.

EXHIBIT B
EMPLOYEE CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NON- INTERFERENCE AND NON-COMPETITION AGREEMENT
The following is an agreement (“Agreement”) is made as of July 16, 2021 between Megan C. Timmins and Rockwell Medical, Inc., a Delaware corporation (the “Company”), and any successor in interest, and me, Megan C. Timmins, and this Agreement is a material part of the consideration for my Employment Agreement with the Company:
1.Job Title and Responsibility. I understand that my job title with the Company will be SVP, General Counsel and Secretary. My job duties and responsibilities will be those set forth in my Employment Agreement with the Company.
2.Consideration. I understand that the consideration to me for entering into this Agreement is my Employment Agreement with the Company, and I agree that this consideration is fully adequate to support this Agreement.
3.Proprietary Information. I acknowledge that the Company is engaged in a continuous program of research, development and production. I also acknowledge that the Company possesses or has rights to secret, private, confidential information and processes (including processes and information developed by me during my employment by the Company) which are valuable, special and unique assets of the Company and which have commercial value in the Company’s business (“Proprietary Information”). Proprietary Information includes, but is not limited to, information and details regarding the Company’s business, trade or business secrets, inventions, intellectual property, systems, policies, records, reports, manuals, documentation, models, data and data bases, products, processes, operating systems, manufacturing techniques, research and development techniques and processes, devices, methods, formulas, compositions, compounds, projects, developments, plans, research, financial data, personnel data, internal business information, strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices or programs, training practices and programs, costs, rates and pricing structures and business methods, computer programs and software, customer and supplier identities, information and lists, confidential information regarding customers and suppliers, and contacts at or knowledge of Company suppliers and customers or of prospective or potential customers and suppliers of the Company. Excluded from the definition of Proprietary Information is information that is or becomes part of the public domain, other than through the breach of this Agreement by Executive. For this purpose, information known or available generally within the trade or industry of the Company or any affiliate shall be deemed to be known or available to the public and not to be Proprietary Information.
4.Obligation of Confidentiality. I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to (i) all Proprietary Information, and (ii) the confidential information of others with which the Company has a business relationship. At all times, both during my employment by the Company and after the termination of my employment (whether voluntary or involuntary), I will keep in confidence and trust all such information, and I will not use, reveal, communicate, or disclose any such

Proprietary Information or confidential information to anyone or any entity, without the written consent of the Company, unless I am ordered to make disclosure by a court of competent jurisdiction. Notwithstanding any other provision in this Agreement or any other agreement, if I make a confidential disclosure of a Company trade secret to a government agency, government official or an attorney for the purpose of reporting or investigating a suspected violation of law, or in a court filing under seal, I will not be held liable under this Agreement or any other agreement, or under any federal or state trade secret law for such a disclosure. Moreover, nothing in this Agreement or any other agreement shall prevent me from making a confidential disclosure of any other Proprietary Information to a government official, to an attorney as necessary to obtain legal advice or in a court filing under seal or otherwise as required by law.
By signing this Agreement, I agree to waive my right to recover individual relief based on any claims asserted in such a complaint or charge; provided, however, that nothing in this Agreement limits my right to receive an award for information I provide to any government agencies that are authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action.
5.Ownership, Disclosure and Assignment of Proprietary Information and Inventions. In addition, I hereby agree as follows:
(a)Ownership and Assignment. All Proprietary Information is, and shall be, the sole and exclusive property of the Company and its successors and assigns, and the Company and its successors and assigns shall be the sole and exclusive owner of all Proprietary Information, including, but not limited to, trade secrets, inventions, patents, trademarks, copyrights, and all other rights in connection with such Proprietary Information. I agree that I have no rights in Proprietary Information. I hereby assign, and shall assign, to the Company and its successors and assigns any and all rights, title and interest I may have or acquire in Proprietary Information. Any copyrightable work prepared in whole or in part by me in the course of my employment shall be deemed “a work made for hire” under applicable copyright laws, and the Company and its successors and assigns shall own all of the rights in any copyright.
(b)Return of Materials and Property. All documents, records, apparatus, equipment, databases, data and information, whether stored in physical form or by electronic means, and all electronic, computer, intellectual, and physical property (“Materials and Property”), whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with employment, shall be and remain the sole and exclusive property of the Company. I shall return to the Company all Materials and Property as and when requested by the Company. Even if the Company does not so request, I shall return all Materials and Property upon termination of employment by me or by the Company for any reason, and I will not take with me any Materials and Property, or any reproduction thereof, upon such termination.
(c)Notification. During the term of my employment and for one (1) year thereafter, I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, intellectual property, works of authorship, formulas, ideas, processes, techniques, discoveries, developments, designs, devices, innovations, know-how and data, and creative works in which copyright and/or unregistered design rights will subsist in various media
(collectively, “Inventions”), whether or not such Inventions are patentable, which I make or conceive, contribute to, reduce to practice, or learn, either alone or jointly with others, during the term of my employment.
(d)Ownership of Inventions. I agree and acknowledge that all Inventions which I make, conceive, develop, or reduce to practice (in whole or in part, either alone or jointly with others) at any time during my employment by the Company, and (i) which were created using the equipment, supplies, facilities or trade secret information of the Company; or (ii) which were developed during the hours for which I was compensated by the Company; or (iii) which relate, at the time of conception, creation, development or reduction to practice, to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) which result from any work performed by me for the Company, shall be the sole and exclusive property of the Company and its successors and assigns (and to the fullest extent permitted by law shall be deemed works made for hire), and the Company and its successors and assigns shall be the sole and exclusive owner of all Inventions, patents, copyrights and all other rights in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in such Inventions. I agree that any such Invention required to be disclosed under paragraph (c), above, within one (1) year after the termination of my employment shall be presumed to have been conceived or made during my employment with the Company and will be assigned to the Company unless and until I prove and establish to the contrary.
(e)Assistance and Cooperation. With respect to Inventions described in paragraph (d), above, I will assist the Company in every proper way (but at the Company’s expense) to obtain, and from time to time enforce, patents, copyrights or other rights on these Inventions in any and all countries and will execute all documents reasonably necessary or appropriate for this purpose. This obligation shall survive the termination of my employment. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorneys-in- fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.
(f)Exempt Inventions. I understand that this Agreement does not require assignment of an Invention for which no equipment, supplies, facilities, resources, or trade secret information of the Company was used, and which was developed entirely by me on my own time, unless the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development. However, I will disclose to the Company any Inventions I claim are exempt, as required by paragraph (c) above, in order to permit the Company to determine such issues as may arise. Such disclosure shall be received in confidence by the Company.
6.Prior Inventions. As a matter of record, I attach hereto as Exhibit I a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment with the Company, that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions and improvements at the time of my signing this Agreement.
7.Other Business Activities. So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment. During the term of my employment, I will not engage in any business activity or employment which is in competition with, or is related to, the Company’s business or its actual or demonstrably anticipated research and development, or that will affect in any manner my ability to perform fully all of my duties and responsibilities for the Company.
8.Non-Interference and Non-Solicitation of Employees, Customers and Others.
(a)During my employment with the Company and for twelve (12) months after the termination of my employment (whether the termination is by me or the Company, the “Restricted Period”), I will not, and will not attempt to directly or indirectly do any one or more of the following: (i) induce, encourage or solicit any employee, consultant, or independent contractor of the Company to leave the Company for any reason, unless specifically requested to take such action in writing by the Company; or (ii) employ, retain, or engage any employee, consultant, or independent contractor of the Company. For purposes of this Section 8(a), the terms “employee”, “consultant” and “independent contractor” shall include those who served in such capacities within six (6) months preceding the date of the termination of my employment; provided, that nothing herein shall prevent me from engaging in discussions regarding employment, or employing, any such employee, consultant or independent contractor if such discussions shall be held as a result of, or any employment shall be the result of, the response by any such person to a written employment advertisement placed in a publication of general circulation, general solicitation conducted by executive search firms, employment agencies or other general employment services, not directed specifically at any such employee, consultant or independent contractor.
(b)During the Restricted Period, I will not, and will not attempt to, directly or indirectly, solicit, divert, disrupt, interfere with or take away any Company customer, supplier, agent, vendor, distributor, representative, or other contracting party with the Company that had such a relationship with the Company during my employment with the Company to a business that is a Competitor of the Company. For purposes of this Agreement, the term “Competitor” shall include any company or other entity engaged in developing or commercializing any one or more of the following: (i) drug products, drug therapies and concentrates/dialysates that target end-stage renal disease and chronic kidney disease for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis or (ii) any product or process developed and commercialized, or under development in whole or in part, by the Company during my employment.
(c)During the Restricted Period, I will not, and will not attempt to, directly or indirectly induce any customer, supplier, agent, vendor, distributor, representative, or other contracting party with the Company that had such a relationship with the Company during my employment with the Company, to reduce its patronage of the Company or to terminate any written or oral agreement or understanding, or any other business relationship with the Company.

9.Non-Competition During and After Employment. During the Restricted Period, I will not directly or indirectly, without the prior written consent of the Company, maintain a relationship with a Competitor including as an employee, employer, consultant, agent, lender, investor, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity; provided that, nothing in this Agreement shall prohibit me from being a passive owner of not more than three percent (3%) of the outstanding equity of any entity that itself or through its affiliates in engaged in various businesses including a business that would be considered a Competitor as long as I have no involvement with the competitive business. I understand and agree that the restrictions in this paragraph are necessary and reasonable to protect the legitimate business interests of the Company.
10.Obligations to Former Employers. I represent that my execution of this Agreement, my employment with the Company, and my performance of my duties and proposed duties to the Company will not violate any obligations or agreements I have, or may have, with any former employer or any other third party, including any obligations and agreements requiring me not to compete or to keep confidential any proprietary or confidential information. I have not entered into, and I will not enter into, any agreement which conflicts with this Agreement or that would, if performed by me, cause me to breach this Agreement. I further represent that I have no knowledge of any pending or threatened litigation to which the Company may become a party by virtue of my association with the Company. I further agree to immediately inform the Company of any such pending or threatened litigation should it come to my attention during the course of my employment. I also represent that I have provided to the Company for its inspection before I signed this Agreement all confidentiality, non-compete, non- solicitation, and all other employment-related agreements and obligations to which I am party to which I am bound.
11.Confidential Information of, and Agreements with, Former Employers. In the course of performing my duties to the Company, I will not utilize any trade secrets, proprietary or confidential information of or regarding any former employer or business affiliate in violation of any duty not to disclose or use such information, nor violate any written or oral, express or implied agreement with any former employer or other third party.
12.United States Government Obligations. I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all reasonable action to assist the Company in discharging the obligations of the Company under such agreements.
13.Remedies. I acknowledge that my failure to comply in all material respects with, or my material breach of, any of the terms and conditions of this Agreement shall irreparably harm the Company, and that money damages would not adequately compensate the Company for this harm. Accordingly, I acknowledge that in the event of a threatened or actual material breach by me of any provision of this Agreement, in addition to any other remedies the Company may have at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy then available, without requiring the Company to post any bond. I agree that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such threatened or actual breach, including money damages, and I agree that the Company shall be entitled to recover from me any attorney’s fees it incurs in enforcing the terms of this Agreement.
14.Not an Employment Agreement. I acknowledge and agree that this Agreement is not a contract of employment for any specific period of time.
15.Miscellaneous.
(a)Reformation and Severability. If any provision of this Agreement is held to be invalid or unenforceable under applicable law, such provision shall be reformed and/or construed, if possible, to be enforceable under applicable law; otherwise, such provision shall be excluded from this Agreement and the balance of the Agreement shall remain fully enforceable and valid in accordance with its terms.
(b)No Waiver. No delay or omission by the Company in exercising any right hereunder will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(c)Reassignment. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employment I may be transferred, without the necessity that this Agreement be reassigned at the time of such transfer.
(d)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (but not the law or principles of conflict of laws). The parties submit to the exclusive jurisdiction of the state or federal courts of Delaware for all disputes arising out of or relating to this Agreement, and hereby waive, and agree not to assert, in any action, suit, or proceeding between the parties arising out of or relating to this Agreement that the action, suit, or proceeding may not be brought or is not maintainable in such courts, that this Agreement may not be enforced by such courts, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that the action, suit, or proceeding, if brought in Delaware state court, may be removed to federal courts.
(e)Effective Date. This Agreement shall be effective as of the date of my Employment Agreement with the Company, shall be binding upon me, my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company and its successors and assigns.
(f)Entire Agreement. This Agreement, together with my Employment Agreement with the Company, contains the entire agreement of the parties relating to the subject matter herein, and may not be waived, changed, extended or discharged except by an agreement in writing signed by both parties.

(g)Acknowledgement. I acknowledge and agree that I have fully read and that I understand all of the terms and provisions of this Agreement, that I have had the opportunity to consult with an attorney and to discuss this Agreement with an attorney, that I have had any questions regarding the effect of this Agreement or the meaning of its terms answered to my satisfaction, and, intending to be legally bound hereby, I freely and voluntarily sign this Agreement.

ROCKWELL MEDICAL, INC.

By: /s/ Russell H. Ellison, MD     Name: Russell H. Ellison, MD
Title: President & CEO

EXECUTIVE

/s/ Megan C. Timmins
Megan C. Timmins    Date July 29, 2021

EXHIBIT I
1.The following is a complete list of all inventions or improvements (“Intellectual Property”) relevant to my employment by Rockwell Medical, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company that I desire to remove from the operation of the Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement between me and the Company (the “Employee Agreement”).
☒No Intellectual Property.

☐Any and all Intellectual Property regarding:

☐Additional sheets attached.
2.I propose to bring to my employment the following materials and documents of a former employer or materials and documents created by me and/or others during any previous employment (“Materials”):
☒No Materials.

☐Materials:

☐Additional sheets attached.
3.I acknowledge and agree that the Materials set forth above are being provided by me in accordance with the representations set forth in Section 6 of the Employee Agreement between me and the Company.

/s/ Megan C. Timmins
Megan C. Timmins    Date July 29, 2021

EXHIBIT C
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is made between Rockwell Medical, Inc., a Delaware corporation (the “Company”), and Megan C. Timmins (“Executive”, and together with the Company, the “Parties,” and each a “Party”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement, dated as of July 16, 2021, by and between the Company and Executive (the “Employment Agreement”).
1.Executive’s employment ended, effective [    , 20 ] (the “Separation Date”). Effective as of the Separation Date, Executive automatically resigned from any appointed or elected positions with any Released Party (as defined below), and Executive will cooperate with the Company to effectuate such resignations. The Company has provided Executive her accrued base salary through the Separation Date, and Executive is not owed any additional amount from any Released Party except as set forth herein.
2.Provided this Agreement has become effective, that Executive’s representations set forth herein are accurate, and that Executive continues to abide by her obligations to the Company, the Company will provide Executive with the severance amounts and benefits set forth in Section 5(b) of the Employment Agreement (collectively, the “Severance Benefits”) in accordance with the terms of the Employment Agreement.
3.Executive, on behalf of herself, her heirs, successors, assigns, and any individual or entity that could assert a claim through her or on her behalf relating to Executive’s employment or termination of employment with the Company, fully and forever releases, acquits and discharges the “Released Parties” (defined as the Company, all of its past and present affiliates, parent companies, subsidiaries, investors, predecessors, successors, assigns, and related companies and entities, and all of their past and present shareholders, members, managers, partners, directors, officers, supervisors, trustees, employees, attorneys, persons and agents and all other persons and entities acting in connection with any of them) from and for all manner of claims, allegations, suits, charges, administrative actions, litigation and/or causes of action of any type, based upon any fact or set of facts, known or unknown, existing from the beginning of time through the date this Agreement is signed by her (the “Released Claim(s)”). Without limitation and for illustration purposes only, the Released Claims include claims for or relating to: monetary damages and relief and/or recovery of every type; wrongful discharge; breach of express or implied contract, including regarding the Employment Agreement; any severance policy or plan; any incentive equity plan, policy or agreement; attorneys’ fees and costs; retaliation, discrimination and/or harassment related to any protected characteristic or activity; Title VII of the Civil Rights Act, the Age Discrimination in Employment (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the Employee Retirement Income Security Act; and all other federal, state, common or local statutes, ordinances and laws. Notwithstanding the foregoing, Executive is not prohibited from making or asserting: (i) Executive’s rights under this Agreement and any claims arising from the breach of this Agreement, the Employment Agreement or any equity award agreement by the Company, including any claim for breach of Company’s obligation to make the payments described in Section 2 above; (ii) Executive’s rights, if any, to indemnity pursuant to the Company’s articles, bylaws, or any indemnification agreement between the

Company and Executive and/or to the protections of any director’ and officers’ liability policies of the Company and (iii) if Executive owns an equity interest in the Company, her rights as an equity owner.
4.The Parties intend that the general release by Executive will be construed as broadly as possible. Executive agrees not to commence or pursue any legal action regarding any Released Claims, provided that this Agreement does not limit her right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, she shall not be entitled to recovery of individual monetary relief or other individual remedies, provided that nothing in this Agreement limits her right to participate in the Securities and Exchange Commission’s (“SEC”) whistleblower program and receive a whistleblower’s award thereunder. The Parties further acknowledge that the Company and its affiliates are not releasing any claims against Executive or any other individual, and all rights as to such claims are reserved.
5.Executive represents and warrants that: (a) she has returned all Company property, information and files in her possession, without retaining copies of same; (b) she has complied with the Employee Confidentiality, Assignment of Inventions, Non-Interference and Non- Competition Agreement between Executive and the Company dated as of July 16, 2021 (the “Restrictive Covenant Agreement”); and (c) she has not assigned any Released Claims.
6.Executive will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to her. Executive acknowledges and agrees that the Company may be required to file a copy of this Agreement with the SEC.
7.Executive acknowledges that she remains bound by, and will comply in all material respects with, her post-employment obligations to the Company, including but not limited to those set forth in the Employment Agreement and the Restrictive Covenant Agreement.
8.Executive acknowledges and agrees that pursuant to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”), certain payments received by Executive may be subject to “clawback” in the event the Company is required to prepare an accounting restatement of its applicable financial statements due to the Company’s material noncompliance with applicable financial reporting requirements. Executive agrees to promptly return to the Company the amount of any compensation paid to her that is required to be forfeited in accordance with Section 954.
9.Executive acknowledges that the Company’s promises set forth throughout this Agreement would not be provided unless Executive executed this Agreement and are each separate and adequate consideration for this Agreement, including Executive’s release of claims.
10.To the fullest extent permitted by law, and except as to statements made in legal, administrative or arbitral proceedings in disputes between Executive and the Company and truthful testimony, Executive agrees that she will not make public statements that defame, disparage or otherwise publicly speak of the Company or its present or former officers or members of the Board and/or its products or services in a false or misleading manner, including but not limited to through any media, social media, Facebook, Twitter or similar mechanism.
11.To the fullest extent permitted by law and at the sole expense of the Company, Executive agrees to reasonably cooperate with the Released Parties in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party that she had knowledge of while employed by or providing services to the Company. Executive’s cooperation may include being available to the Company upon reasonable notice and subject to Executive’s personal and professional commitments, for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant documents which are or may come into Executive’s possession. If Executive is served with a subpoena or is required by court order or otherwise to testify or produce documents in any type of proceeding involving the Company or its affiliates, she must advise the Company within ten (10) days of same and reasonably cooperate with the Company in objecting to such request and/or seeking confidentiality protections.
12.This Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation.
13.In addition to any other legal and/or equitable remedies, if Executive materially breaches any material provision of this Agreement, the Employment Agreement, the Restrictive Covenant Agreement, or any other contractual or legal obligation Executive owes to the Company, then the Company may cease paying and/or providing the Severance Benefits and Executive will be required to repay and/or forfeit any Severance Benefits received through the date of such breach or discovery of the inaccuracy of her representations, provided that Executive may retain $1,000 of such payments. The exercise of such remedies will not affect the validity of the release and other obligations of Executive as set forth in this Agreement or otherwise, nor will it limit the other legal and/or equitable remedies otherwise available to any Released Party.
14.This Agreement and the rights and obligations of the parties hereunder will be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, excluding any such laws that direct the application of the laws of any other jurisdiction. The Released Parties are intended third party beneficiaries of Executive’s obligations under this Agreement.
15.This Agreement will be enforceable to the fullest extent permitted by law. If any provision is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Agreement, but every other provision of this Agreement will remain in full force and effect.
16.This Agreement may not be amended, modified, waived or terminated except in a writing signed by Executive and the Company’s signatory to this Agreement or her successor. Further, the waiver by a party of a breach of any provision of this Agreement by the other will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.
17.Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties’ respective successors, permitted assigns and transferees, personal representatives, heirs and estates, as the case may be; provided, however, that Executive’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.
18.Executive has had 21 calendar days to review and sign this Agreement and is advised to consult with an attorney of her choice before signing this Agreement, which includes a release of potential claims under the ADEA. Executive understands that she may use as much of this 21-day period as she wishes prior to signing. Changes to the Agreement, whether material or immaterial, will not restart the review period. Executive may expressly and voluntarily waive any part or all of the 21-day review period by signing and returning this Agreement prior to the expiration of the review period. Executive has the right to revoke her release of any and all ADEA claims by informing the Company of such revocation within seven calendar days following her execution of this Agreement (the “Revocation Period”); for the avoidance of doubt, no claims other than those arising under ADEA may be revoked during the Revocation Period. Any such revocation must be in writing and delivered to the Company in care of its signatory to this Agreement or her successor. This Agreement will become effective upon execution by Executive with respect to all claims other than those arising under ADEA, and will only become effective with respect to the release of ADEA claims if the Revocation Period has expired without any revocation having been delivered in writing to the Company within the Revocation Period. In the event that Executive revokes this Agreement with respect to ADEA claims, the Company shall make a single payment of $1,000, at which point Executive will be entitled to no further payments or severance benefits hereunder or under the Employment Agreement. Upon the expiration of the Revocation Period without the revocation of the ADEA claims, this Agreement shall be deemed to have become “final, binding and irrevocable,” as set forth in Section 5(b) of the Employment Agreement.
19.This Agreement reflects the entire agreement of the parties relative to the subject matter hereof, and supersedes all prior, contemporaneous, oral or written understandings, agreements, statements, representations or promises regarding the subject matter hereof, provided that this Agreement does not supersede or modify the Employment Agreement, the Restrictive Covenant Agreement and those agreements pertaining to Executive’s equity holdings.
20.This Agreement may be signed in counterparts, and when this Agreement has been signed by all parties, each counterpart shall constitute an original, notwithstanding that fewer than all of the parties’ signatures appear on any one counterpart. An electronic signature transmitted by facsimile or other electronic means shall be deemed to be an original.
[Signature Page Follows]

The parties hereto confirm their agreement by the signatures shown below.

Rockwell Medical, Inc.
By:     Name:
Title:

Megan C. Timmins    Date